Exhibit 4.3

EXECUTION VERSION

WARRANT

SLS BREEZE HOLDINGS, INC.

THIS WARRANT AND THE SECURITIES ISSUABLE UPON EXERCISE OF THIS WARRANT HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 (THE “ACT”), OR QUALIFIED UNDER ANY STATE OR FOREIGN SECURITIES LAWS AND MAY NOT BE OFFERED FOR SALE, SOLD, PLEDGED, HYPOTHECATED OR OTHERWISE TRANSFERRED OR ASSIGNED UNLESS (I) A REGISTRATION STATEMENT COVERING SUCH SHARES IS EFFECTIVE UNDER THE ACT AND IS QUALIFIED UNDER APPLICABLE STATE AND FOREIGN LAW OR (II) THE TRANSACTION IS EXEMPT FROM THE REGISTRATION AND PROSPECTUS DELIVERY REQUIREMENTS UNDER THE ACT AND THE QUALIFICATION REQUIREMENTS UNDER APPLICABLE STATE AND FOREIGN LAW. THIS WARRANT IS SUBJECT TO CERTAIN TRANSFER AND OTHER RESTRICTIONS SET FORTH HEREIN, AND THE SECURITIES ISSUABLE UPON EXERCISE OF THIS WARRANT ARE SUBJECT TO CERTAIN TRANSFER AND OTHER RESTRICTIONS PURSUANT TO A STOCKHOLDERS AGREEMENT, DATED AS OF SEPTEMBER 3, 2013, AMONG THE ISSUER HEREOF (THE “COMPANY”) AND CERTAIN OF THE COMPANY’S STOCKHOLDERS (AS AMENDED AND MODIFIED FROM TIME TO TIME). THE COMPANY RESERVES THE RIGHT TO REFUSE THE TRANSFER OF THIS WARRANT AND THE SECURITIES ISSUABLE UPON EXERCISE OF THIS WARRANT EXCEPT IN ACCORDANCE WITH THIS WARRANT AND SUCH AGREEMENT, A COPY OF WHICH SHALL BE FURNISHED WITHOUT CHARGE BY THE COMPANY TO THE HOLDER HEREOF UPON WRITTEN REQUEST.

Warrant Certificate No.: 2

Original Issue Date: September 25, 2013

FOR VALUE RECEIVED, SLS Breeze Holdings, Inc., a Delaware corporation (the “Company”), hereby certifies that Tennenbaum Opportunities Fund VI, LLC, a Delaware limited liability company, or its registered assigns (the “Holder”) is entitled to purchase from the Company 852,269 duly authorized, validly issued, fully paid and nonassessable shares of Common Stock at a purchase price per share initially of $1.00 (subject to adjustment as provided herein, the “Exercise Price”), all subject to the terms, conditions and adjustments set forth below in this Warrant.

This Warrant has been issued pursuant to the terms of the Warrant Purchase Agreement, dated as of September 25, 2013 (the “Purchase Agreement”), between the Company and the investors listed on Exhibit A thereto.

1. Definitions. As used in this Warrant, the following terms have the respective meanings set forth below:

“Affiliate” of any particular Person means any other Person controlling, controlled by or under common control with such particular Person, where “control” means the possession, directly or indirectly, of the power to direct the management and policies of a Person whether through the ownership of voting securities, contract or otherwise.

“Aggregate Exercise Price” means, on any Exercise Date, an amount equal to the product of (a) the number of Warrant Shares in respect of which this Warrant is then being exercised pursuant to Section 3 hereof, multiplied by (b) the Exercise Price in effect as of the Exercise Date.

“Board” means the board of directors of the Company.

“Business Day” means any day other than a Saturday, Sunday or day on which banks in New York, New York or Los Angeles, California are authorized or required by law to close.

“Common Stock” means the common stock, par value $0.01 per share, of the Company, and any capital stock into which such Common Stock shall have been converted, exchanged or reclassified following the date hereof.

“Common Stock Deemed Outstanding” means, at any time, the sum of (a) the number of shares of Common Stock actually outstanding at such time, plus (b) the number of shares of Common Stock issuable upon exercise, conversion or exchange of Convertible Securities actually outstanding at such time (treating as actually outstanding any Convertible Securities issuable upon exercise of Convertible Securities actually outstanding at such time), in each case, regardless of whether the Convertible Securities are actually exercisable, convertible or exchangeable at such time; provided, that Common Stock Deemed Outstanding at any given time shall not include shares owned or held by or for the account of the Company or any of its subsidiaries.

“Company” has the meaning set forth in the preamble.

“Convertible Securities” means warrants, rights, options, evidence of indebtedness, shares of stock or other securities that are convertible into or exercisable or exchangeable for, with or without payment of additional consideration, shares of Common Stock or other

Convertible Securities, either immediately or upon the arrival of a specified date or the happening of a specified event; provided, that options granted to directors, officers, employees, or consultants of the Company in connection with their service as directors of the Company, their employment by the Company or their retention as consultants by the Company, in each case authorized by the Board, shall not constitute Convertible Securities.

“Excluded Issuances” means any issuance or sale by the Company after the Original Issue Date of: (a) shares of Common Stock issued upon the exercise of this Warrant; or (b) shares of Common Stock issued directly or upon the exercise of options to directors, officers, employees, or consultants of the Company in each case (i) in connection with their service as directors of the Company, their employment by the Company or their retention as consultants by the Company, and (ii) authorized by the Board.

“Exercise Date” means, for any given exercise of this Warrant, the date on which the conditions to such exercise set forth in Section 3 shall have been satisfied at or prior to 5:00 p.m., Los Angeles time.

“Exercise Agreement” means an Exercise Agreement in the form attached hereto as Exhibit A.

“Exercise Period” means the period from the Original Issue Date through and including the earlier of (x) 5:00 p.m., Los Angeles time, on the tenth anniversary of Original Issue Date or, if such day is not a Business Day, on the next preceding Business Day or (y) the consummation of a Sale of the Company.

“Exercise Price” has the meaning set forth in the preamble.

“Fair Market Value” means, as of any date: (a) the volume weighted average of the closing sales prices of the Common Stock for such day on all domestic securities exchanges on which the Common Stock is then listed; (b) if there have been no sales of the Common Stock on any such exchange on any such day, the average of the highest bid and lowest asked prices for the Common Stock on all such exchanges at the end of such day; (c) if on any such day the Common Stock is not listed on a domestic securities exchange, the closing sales price of the Common Stock as quoted on NASDAQ, the OTC Bulletin Board or similar quotation system or association for such day; or (d) if there have been no sales of the Common Stock on NASDAQ, the OTC Bulletin Board or similar quotation system or association on such day, the average of the highest bid and lowest asked prices for the Common Stock quoted on NASDAQ, the OTC Bulletin Board or similar quotation system or association at the end of such day; in each case, averaged over twenty (20) consecutive Business Days ending on the Business Day immediately prior to the day as of which “Fair Market Value” is being determined; provided, that if the Common Stock is listed on any domestic securities exchange, the term “Business Day” as used in this sentence means Business Days on which such exchange is open for trading. If at any time the Common Stock is not listed on any domestic securities exchange or quoted on NASDAQ, the OTC Bulletin Board or similar quotation system or association, the “Fair Market Value” of the

Common Stock shall be the fair market value per share as determined jointly in good faith by the Board and the Holder; provided, however, that if the Board and the Holder are unable to reach agreement within a reasonable period of time, the Fair Market Value shall be determined in good faith by an independent investment banking or valuation firm selected jointly by the Board and the Holder or, if that selection cannot be made within ten days, by an independent investment banking or valuation firm selected by the American Arbitration Association in accordance with its rules.

“Holder” has the meaning set forth in the preamble.

“Original Issue Date” means the date on which the Warrant was issued by the Company pursuant to the Purchase Agreement.

“NASDAQ” means The NASDAQ Stock Market LLC.

“OTC Bulletin Board” means the Financial Industry Regulatory Authority OTC Bulletin Board electronic inter-quotation system.

“Permitted Transferee” means, as to any Holder, such Holder’s Affiliates, which shall include any entity, parallel fund or alternative investment vehicle managed by such Holder or any of its Affiliates.

“Person” means any individual, sole proprietorship, partnership, limited liability company, corporation, joint venture, trust, incorporated organization or government or department or agency thereof.

“Purchase Agreement” has the meaning set forth in the preamble.

“Registration Rights Agreement” means the Registration Rights Agreement, dated as of September 3, 2013, by and among the Company and certain of its stockholders (as amended from time to time in accordance with its terms).

“Reorganization” means any (i) capital reorganization of the Company, (ii) reclassification of the stock of the Company (other than a change in par value or from par value to no par value or from no par value to par value or as a result of a stock dividend or subdivision, split-up or combination of shares), (iii) consolidation or merger of the Company with or into another Person, (iv) sale of all or substantially all of the Company’s assets to another Person or (v) other similar transaction (other than any such transaction covered by Section 4(d)), in each case which entitles the holders of Common Stock to receive (either directly or upon subsequent liquidation) stock, securities or assets with respect to or in exchange for Common Stock; provided, however, that a Sale of the Company shall not constitute a Reorganization.

“Sale of the Company” has the meaning set forth in the Stockholders Agreement, dated as of September 3, 2013, by and among the Company and certain of its stockholders (as in effect on the date hereof).

“Warrant” means this Warrant and all warrants issued upon division or combination of, or in substitution for, this Warrant.

“Warrant Shares” means the shares of Common Stock or other capital stock of the Company then purchasable upon exercise of this Warrant.

2. Term of Warrant. The Holder of this Warrant may exercise this Warrant for all or any part of the Warrant Shares on any day during the Exercise Period. Subject to Section 3(i) below, this Warrant shall expire and be of no further force and effect upon the expiration of the Exercise Period.

3.	Exercise of Warrant.

(a) Exercise Procedure. During the Exercise Period, this Warrant may be exercised by the Holder for all or from time to time any part of the unexercised Warrant Shares, upon:

(i) surrender of this Warrant to the Company at its then principal executive offices (or an indemnification undertaking with respect to this Warrant in the case of its loss, theft or destruction), together with a completed and executed Exercise Agreement; and

(ii) payment to the Company of the Aggregate Exercise Price in accordance with Section 3(b).

(b) Payment of the Aggregate Exercise Price. Payment of the Aggregate Exercise Price may be made, at the option of the Holder as expressed in the Exercise Agreement, by any of the following methods:

(i) delivery to the Company of a certified or official bank check payable to the order of the Company or by wire transfer of immediately available funds to an account designated in writing by the Company;

(ii) instructing the Company to withhold a number of Warrant Shares then issuable upon exercise of this Warrant with an aggregate Fair Market Value as of the Exercise Date equal to such Aggregate Exercise Price (or the applicable portion thereof);

(iii) surrendering to the Company securities of the Company having a value as of the Exercise Date equal to the Aggregate Exercise Price (or the applicable portion thereof), which value in the case of debt securities shall be the principal amount thereof plus accrued and unpaid interest, in the case of preferred stock shall be the liquidation value thereof plus accumulated and unpaid dividends and in the case of shares of Common Stock shall be the Fair Market Value thereof; or

(iv) any combination of the foregoing.

In the event of any withholding of Warrant Shares or surrender of other equity securities pursuant to clause (ii), (iii) or (iv) above where the number of shares whose value is equal to the Aggregate Exercise Price is not a whole number, the number of shares withheld by or surrendered to the Company shall be rounded up to the nearest whole share and the Company shall make a cash payment to the Holder (by delivery of a certified or official bank check or by wire transfer of immediately available funds) based on the incremental fraction of a share being so withheld by or surrendered to the Company in an amount equal to the product of (x) such incremental fraction of a share being so withheld or surrendered multiplied by (y) the value thereof as of the Exercise Date determined in accordance with clause (iii) above.

(c) Delivery of Stock Certificates. As promptly as practicable, and in any event within five Business Days after receipt by the Company of the Exercise Agreement, surrender of this Warrant and payment of the Aggregate Exercise Price (in accordance with Section 3(a) hereof), the Company shall execute (or cause to be executed) and deliver (or cause to be delivered) to the Holder a certificate or certificates representing the Warrant Shares issuable upon such exercise, together with cash in lieu of any fraction of a share, as provided in Section 3(d) hereof. The stock certificate or certificates so delivered shall be in such denomination or denominations as the exercising Holder shall reasonably request in the Exercise Agreement and registered in the name of the Holder or such other Person’s name as shall be designated in the Exercise Agreement. This Warrant shall be deemed to have been exercised and such certificate or certificates of Warrant Shares shall be deemed to have been issued, and the Holder or any other Person so designated to be named therein shall be deemed to have become a holder of record of such Warrant Shares for all purposes, as of the Exercise Date.

(d) Fractional Shares. The Company shall not be required to issue a fractional share of Common Stock upon exercise of any Warrant. As to any fraction of a share that the Holder would otherwise be entitled to purchase upon such exercise, the Company shall pay to such Holder an amount in cash (by delivery of a certified or official bank check or by wire transfer of immediately available funds) equal to the product of (i) such fraction multiplied by (ii) the Fair Market Value of one share of Common Stock on the Exercise Date.

(e) Delivery of New Warrant. Unless the purchase rights represented by this Warrant shall have expired or shall have been fully exercised, at the time of delivery of the certificate or certificates representing the Warrant Shares being issued in accordance with Section 3(c) hereof, the Company shall deliver to the Holder a new Warrant evidencing the rights of the Holder to purchase the unexpired and unexercised Warrant Shares called for by this Warrant. Such new Warrant shall in all other respects be identical to this Warrant.

(f) Expenses and Taxes. The Company shall pay all reasonable out-of-pocket expenses in connection with, and all issuance, stamp and similar taxes and other governmental charges that may be imposed with respect to, the issuance or delivery of Warrant Shares upon exercise of this Warrant; provided, that the Company shall not be required to pay any tax or governmental charge that may be imposed with respect to (i) the issuance or delivery of the Warrant Shares to any Person other than the Holder, or (ii) the sale or transfer of the Warrants or the Warrant Shares.

(g) Conditional Exercise. Notwithstanding any other provision hereof, if an exercise of any portion of this Warrant is required to be made in connection with a public offering, a Sale of the Company (pursuant to a merger, sale of stock, or otherwise), or any other event, such exercise may at the election of the Holder be conditioned upon the consummation of such transaction or event, in which case such exercise shall not be deemed to be effective until immediately prior to the consummation of such event.

(h) Reservation of Shares. During the Exercise Period, the Company shall at all times reserve and keep available out of its authorized but unissued Common Stock or other securities constituting Warrant Shares, solely for the purpose of issuance upon the exercise of this Warrant, the maximum number of Warrant Shares issuable upon the exercise of this Warrant. The Company shall not increase the par value of any Warrant Shares receivable upon the exercise of this Warrant above the Exercise Price then in effect, and shall take all such actions as may be necessary or appropriate so that the Company may validly and legally issue fully paid and nonassessable shares of Common Stock upon the exercise of this Warrant.

(i) Exercise Prior to Expiration. Notwithstanding any other provision of this Warrant and to the extent this Warrant is not previously exercised as to all Warrant Shares subject hereto, if the Fair Market Value of Warrant Shares is greater than the Exercise Price then in effect, this Warrant shall be deemed automatically exercised by the method set forth in Section 3(b)(ii) above immediately before its expiration. To the extent this Warrant or any portion thereof is deemed automatically exercised pursuant to this Section 3(i), the Company shall promptly notify the Holder of the number of Warrant Shares the Holder is to receive by reason of such automatic exercise.

(j) Tax Treatment. If the Holder elects (or is automatically deemed to elect pursuant to Section 3(i)) the method of exercise set forth in Section 3(b)(ii), the “exchange” of the Warrants is intended to qualify as a recapitalization within the meaning of Section 368(a)(1)(E) of the U.S. Internal Revenue Code of 1986, as amended, and the parties hereto shall report consistently therewith for all tax purposes.

4. Adjustment to Exercise Price and Number of Warrant Shares. The Exercise Price and the number of Warrant Shares issuable upon exercise of this Warrant shall be subject to adjustment from time to time as provided in this Section 4.

(a) Adjustment to Exercise Price Upon Issuance of Common Stock. Except in the case of an Excluded Issuance or an event described in either Section 4(d) or Section 4(e), if the Company shall, at any time or from time to time after the Original Issue Date, issue or sell (or in accordance with Section 4(c) is deemed to have issued or sold) any shares of Common Stock without consideration or for consideration per share less than the Exercise Price in effect immediately prior to such issuance or sale (or deemed issuance or sale), then immediately upon such issuance or sale (or deemed issuance or sale), the Exercise Price in effect immediately prior to such issuance or sale (or deemed issuance or sale) shall be reduced (and in no event increased) to an Exercise Price equal to the quotient obtained by dividing:

(i) the sum of (A) the product obtained by multiplying the Common Stock Deemed Outstanding immediately prior to such issuance or sale (or deemed issuance or sale) by the Exercise Price then in effect plus (B) the aggregate consideration, if any, received by the Company upon such issuance or sale (or deemed issuance or sale); by

(ii) the sum of (A) the Common Stock Deemed Outstanding immediately prior to such issuance or sale (or deemed issuance or sale) plus (B) the aggregate number of shares of Common Stock issued or sold (or deemed issued or sold) by the Company in such issuance or sale (or deemed issuance or sale).

(b) Adjustment to Number of Warrant Shares Upon Adjustment to Exercise Price. Upon each adjustment of the Exercise Price as provided in Section 4(a), the number of Warrant Shares issuable upon the exercise of this Warrant immediately prior to any such adjustment shall be increased to a number of Warrant Shares equal to the quotient obtained by dividing:

(i) the product of (A) the Exercise Price in effect immediately prior to such adjustment multiplied by (B) the number of Warrant Shares issuable upon exercise of this Warrant immediately prior to such adjustment; by

(ii) the Exercise Price resulting from such adjustment.

(c) Effect of Certain Events on Adjustment to Exercise Price.

(i) Issuance of Convertible Securities. If the Company shall, at any time or from time to time after the Original Issue Date, in any manner grant or sell (whether directly or by assumption in a merger or otherwise) any Convertible Securities, whether or not immediately exercisable, and the price per share (determined as provided in this paragraph and in Section 4(c)(iii)) for which Common Stock is issuable upon the exercise, conversion or exchange thereof (or upon the exercise, conversion or exchange of Convertible Securities issuable upon the exercise, conversion or exchange thereof) is less than the Exercise Price in effect immediately prior to the time of the granting or sale of such Convertible Securities, then the total maximum number of shares of Common Stock issuable upon the exercise, conversion or exchange thereof (or upon the exercise, conversion or exchange of Convertible Securities issuable upon the exercise, conversion or exchange thereof) shall be deemed to have been issued as of the date of granting or sale thereof (and thereafter shall be deemed to be outstanding for purposes of adjusting the Exercise Price under Section 4(a)), at a price per share equal to the quotient obtained by dividing:

(A) the sum (which sum shall constitute the applicable consideration received for purposes of Section 4(a)) of (x) the total amount, if any, actually received by the Company as consideration for the granting or sale of all such Convertible Securities, plus (y) the minimum aggregate amount of additional consideration payable to the Company upon the exercise, conversion or exchange thereof (or upon the exercise, conversion or exchange of Convertible Securities issuable upon the exercise, conversion or exchange thereof), by

(B) the total maximum number of shares of Common Stock issuable upon the exercise, conversion or exchange thereof (or upon the exercise, conversion or exchange of Convertible Securities issuable upon the exercise, conversion or exchange thereof).

(ii) Change in Terms of Convertible Securities. Upon any change in any of (A) the total amount received or receivable by the Company as consideration for the granting or sale of any Convertible Securities, (B) the minimum aggregate amount of additional consideration, if any, payable to the Company upon the exercise, conversion or exchange of any Convertible Securities (or upon the exercise, conversion or exchange of Convertible Securities issuable upon the exercise, conversion or exchange thereof), (C) the rate at which Convertible Securities hereof are convertible into or exchangeable for Common Stock, or (D) the maximum number of shares of Common Stock issuable in connection with any Convertible Securities, then (whether or not the original issuance or sale of such Convertible Securities resulted in an adjustment to the Exercise Price pursuant to this Section 4) (x) the Exercise Price in effect at the time of such change shall be adjusted or readjusted, as applicable, to the Exercise Price that would have been in effect at such time pursuant to the provisions of this Section 4 had such Convertible Securities still outstanding provided for such changed consideration, conversion rate or maximum number of shares, as the case may be, at the time initially granted, issued or sold, but only if as a result of such adjustment or readjustment the Exercise Price then in effect is reduced, and (y) the number of Warrant Shares issuable upon the exercise of this Warrant immediately prior to any such adjustment or readjustment shall be correspondingly adjusted or readjusted pursuant to the provisions of Section 4(b).

(iii) Calculation of Consideration Received. If the Company shall, at any time or from time to time after the Original Issue Date, issue or sell, or is deemed to have issued or sold, any shares of Common Stock or Convertible Securities: (A) for cash, the consideration received therefor shall be deemed to be the net amount received by the Company therefor; (B) for consideration other than cash, the amount of such consideration shall be the fair value of such consideration received by the Company, except where such consideration consists of marketable securities, in which case the amount of such consideration shall be the market price (as reflected on any securities exchange, quotation system or association or similar pricing system covering such security) for such securities as of the end of business on the date of receipt of such securities by the Company; (C) for no specifically allocated consideration in connection with an issuance or sale of other securities of the Company, together comprising one integrated transaction, the amount of the consideration therefor shall be deemed to be the fair value of such portion of the aggregate consideration received by the Company in such transaction as is attributable to such shares of Common Stock or Convertible Securities, as the case may be, issued in such transaction; or (D) to the owners of the non-surviving entity in connection with any merger in which the Company is the surviving corporation, the amount of consideration therefor shall be deemed to be the fair value of such portion of the net assets and business of the non-surviving entity as is attributable to such shares of Common Stock or Convertible Securities, as the case may be, issued to such owners. The net amount of any cash consideration and the fair value of any consideration other than cash or marketable securities shall be determined in good faith jointly by the Board and the Holder; provided, however, that if the Board and the Holder are unable to reach agreement within a reasonable period of time, such fair value shall be determined in good faith by an independent investment banking or valuation firm selected jointly by the Board and the Holder or, if that selection cannot be made within ten days, by an independent investment banking or valuation firm selected by the American Arbitration Association in accordance with its rules.

(iv) Record Date. For purposes of any adjustment to the Exercise Price or the number of Warrant Shares in accordance with this Section 4, in case the Company shall take a record of the holders of its Common Stock for the purpose of entitling them (A) to receive a dividend or other distribution payable in Common Stock or Convertible Securities or (B) to subscribe for or purchase Common Stock or Convertible Securities, then such record date shall be deemed to be the date of the issue or sale of the shares of Common Stock deemed to have been issued or sold upon the declaration of such dividend or the making of such other distribution or the date of the granting of such right of subscription or purchase, as the case may be.

(v) Treasury Shares. The number of shares of Common Stock outstanding at any given time shall not include shares owned or held by or for the account of the Company or any of its wholly-owned subsidiaries, and the disposition of any such shares (other than the cancellation or retirement thereof or the transfer of such shares among the Company and its wholly-owned subsidiaries) shall be considered an issue or sale of Common Stock.

(d) Adjustment Upon Dividend, Subdivision or Combination of Common Stock. If the Company shall, at any time or from time to time after the Original Issue Date, (i) pay a dividend or make any other distribution upon the Common Stock or any other capital stock of the Company payable in shares of Common Stock or Convertible Securities, or (ii) subdivide (by any stock split, recapitalization or otherwise) its outstanding shares of Common Stock into a greater number of shares, (x) the Exercise Price in effect immediately prior to any such dividend, distribution or subdivision shall be proportionately reduced and (y) the number of Warrant Shares issuable upon exercise of this Warrant shall be proportionately increased. If the Company at any time combines (by combination, reverse stock split or otherwise) its outstanding shares of Common Stock into a smaller number of shares, (x) the Exercise Price in effect immediately prior to such combination shall be proportionately increased and (y) the number of Warrant Shares issuable upon exercise of this Warrant shall be proportionately decreased. Subject to Section 4(c)(iv), any adjustment under this Section 4(d) shall become effective at the close of business on the date the dividend, subdivision or combination becomes effective.

(e) Adjustment Upon Reorganization, Reclassification, Consolidation or Merger. In the event of any Reorganization, (A) each Warrant shall remain outstanding and shall thereafter, in lieu of or in addition to (as the case may be) the number of Warrant Shares then exercisable under this Warrant, be exercisable for the kind and number of shares of stock or other securities or assets of the Company or of the successor Person resulting from such transaction to which the Holder would have been entitled upon such Reorganization if the Holder had exercised this Warrant in full immediately prior to the time of such Reorganization and acquired the applicable number of Warrant Shares then issuable hereunder as a result of such exercise (without taking into account any limitations or restrictions on the exercisability of this Warrant); and (B) appropriate adjustment (in form and substance satisfactory to the Holder) shall be made with respect to the Holder’s rights under this Warrant to insure that the provisions of this Section 4 shall thereafter be applicable, as nearly as possible, to this Warrant in relation to any shares of stock, securities or assets thereafter acquirable upon exercise of this Warrant (including, in the case of any consolidation, merger, sale or similar transaction in which the successor or purchasing Person is other than the Company, an immediate adjustment in the Exercise Price to the value per share for the Common Stock reflected by the terms of such consolidation, merger, sale or similar transaction, and a corresponding immediate adjustment to the number of Warrant Shares acquirable upon exercise of this Warrant without regard to any limitations or restrictions on exercise, if the value so reflected is less than the Exercise Price in effect immediately prior to such consolidation, merger, sale or similar transaction). The provisions of this Section 4(e) shall similarly apply to successive Reorganizations. The Company shall not effect any Reorganization unless, prior to the consummation thereof, the successor Person (if other than the Company) resulting from such Reorganization shall assume, by written instrument substantially similar in form and substance to this Warrant and satisfactory to the Holder, the obligation to deliver to the Holder such shares of stock, securities or assets which, in accordance with the foregoing provisions, such Holder shall be entitled to receive upon exercise of this Warrant. Notwithstanding anything to the contrary contained herein, the Holder shall have the right to elect prior to the consummation of any Reorganization, to give effect to the exercise rights contained in Section 2 instead of giving effect to the provisions contained in this Section 4(e) with respect to this Warrant.

(f) Certain Events. If any event of the type contemplated by the provisions of this Section 4 but not expressly provided for by such provisions (including, without limitation, the granting of stock appreciation rights, phantom stock rights or other rights with equity features) occurs, then the Board shall make an appropriate adjustment in the Exercise Price and the number of Warrant Shares issuable upon exercise of this Warrant so as to protect the rights of the Holder in a manner consistent with the provisions of this Section 4; provided, that no such adjustment pursuant to this Section 4(f) shall increase the Exercise Price or decrease the number of Warrant Shares issuable as otherwise determined pursuant to this Section 4.

(g) Certificate as to Adjustment.

(i) As promptly as reasonably practicable following any adjustment of the Exercise Price, but in any event not later than five Business Days thereafter, the Company shall furnish to the Holder a certificate of an executive officer setting forth in reasonable detail such adjustment and the facts upon which it is based and certifying the calculation thereof.

(ii) As promptly as reasonably practicable following the receipt by the Company of a written request by the Holder, but in any event not later than five Business Days thereafter, the Company shall furnish to the Holder a certificate of an executive officer certifying the Exercise Price then in effect and the number of Warrant Shares or the amount, if any, of other shares of stock, securities or assets then issuable upon exercise of the Warrant.

(h) Notices. In the event:

(i) that the Company shall take a record of the holders of its Common Stock (or other capital stock or securities at the time issuable upon exercise of the Warrant) for the purpose of entitling or enabling them to receive any dividend or other distribution, to vote at a meeting (or by written consent), to receive any right to subscribe for or purchase any shares of capital stock of any class or any other securities, or to receive any other security; or

(ii) of any capital reorganization of the Company, any reclassification of the Common Stock of the Company, any consolidation or merger of the Company with or into another Person, or sale of all or substantially all of the Company’s assets to another Person; or

(iii) of the voluntary or involuntary dissolution, liquidation or winding-up of the Company;

then, and in each such case, the Company shall send or cause to be sent to the Holder at least ten days prior to the applicable record date or the applicable expected effective date, as the case may be, for the event, a written notice specifying, as the case may be, (A) the record date for such dividend, distribution, meeting or consent or other right or action, and a description of such dividend, distribution or other right or action to be taken at such meeting or by written consent, or (B) the effective date on which such reorganization, reclassification, consolidation, merger, sale, dissolution, liquidation or winding-up is proposed to take place, and the date, if any is to be fixed, as of which the books of the Company shall close or a record shall be taken with respect to which the holders of record of Common Stock (or such other capital stock or securities at the time issuable upon exercise of the Warrant) shall be entitled to exchange their shares of Common Stock (or such other capital stock or securities) for securities or other property deliverable upon such reorganization, reclassification, consolidation, merger, sale, dissolution, liquidation or winding-up, and the amount per share and character of such exchange applicable to the Warrant and the Warrant Shares.

5. Purchase Rights. In addition to any adjustments pursuant to Section 4 above, if at any time the Company grants, issues or sells any shares of Common Stock or Convertible Securities or rights to purchase stock, warrants, securities or other property pro rata to the record holders of Common Stock as of immediately prior to such grant, issuance or sale (the “Purchase Rights”), then the Company shall provide the Holder the right to acquire, upon the terms applicable to such Purchase Rights, the aggregate Purchase Rights that the Holder would have acquired if the Holder had held the number of Warrant Shares acquirable upon complete exercise of this Warrant immediately before the date on which a record is taken for the grant, issuance or sale of such Purchase Rights, or, if no such record is taken, the date as of which the record holders of Common Stock are to be determined for the grant, issue or sale of such Purchase Rights.

6. Transfer of Warrant. Subject to (x) the prior written consent of the Company (provided, that the Holder may transfer this Warrant without the prior consent of the Company to its Permitted Transferees) and (y) the transfer conditions referred to in the legend endorsed hereon, this Warrant and all rights hereunder are transferable, in whole or in part, by the Holder without charge to the Holder, upon surrender of this Warrant to the Company at its then principal executive offices together with (i) a properly completed and duly executed Assignment in the form attached hereto as Exhibit B, and (ii) duly executed counterpart signature pages to each of the Stockholders Agreement and the Registration Rights Agreement in the forms attached as Exhibit C. Upon such compliance, surrender and delivery, the Company shall execute and deliver a new Warrant or Warrants in the name of the assignee or assignees and in the denominations specified in such instrument of assignment, and shall issue to the assignor a new Warrant evidencing the portion of this Warrant, if any, not so assigned and this Warrant shall promptly be cancelled.

7. Holder Not Deemed a Stockholder. Except as otherwise specifically provided herein, prior to the issuance to the Holder of the Warrant Shares upon the due exercise of this Warrant, the Holder shall not be entitled to vote or receive dividends or be deemed the holder of Warrant Shares for any purpose. Nothing contained in this Warrant shall be construed as imposing any liabilities on the Holder to purchase any securities (upon exercise of this Warrant or otherwise) or as a stockholder of the Company, whether such liabilities are asserted by the Company or by creditors of the Company. Notwithstanding this Section 7, the Company shall provide the Holder with copies of the same notices and other information given to the stockholders of the Company generally, contemporaneously with the giving thereof to the stockholders.

8. Replacement on Loss; Division and Combination.

(a) Replacement of Warrant on Loss. Upon receipt of evidence reasonably satisfactory to the Company of the loss, theft, destruction or mutilation of this Warrant and upon delivery of an indemnity reasonably satisfactory to it (it being understood that a written indemnification agreement or affidavit of loss of the Holder shall be a sufficient indemnity) and, in case of mutilation, upon surrender of such Warrant for cancellation to the Company, the Company at its own expense shall execute and deliver to the Holder, in lieu hereof, a new Warrant of like tenor and exercisable for an equivalent number of Warrant Shares as the Warrant so lost, stolen, mutilated or destroyed; provided, that, in the case of mutilation, no indemnity shall be required if this Warrant in identifiable form is surrendered to the Company for cancellation.

(b) Division and Combination of Warrant. This Warrant may be divided or, following any such division of this Warrant, subsequently combined with other Warrants, upon the surrender of this Warrant or Warrants to the Company at its then principal executive offices, together with a written notice specifying the names and denominations in which new Warrants are to be issued, signed by the respective Holders or their agents or attorneys. The Company shall at its own expense execute and deliver a new Warrant or Warrants in exchange for the Warrant or Warrants so surrendered in accordance with such notice. Such new Warrant or Warrants shall be of like tenor to the surrendered Warrant or Warrants and shall be exercisable in the aggregate for an equivalent number of Warrant Shares as the Warrant or Warrants so surrendered in accordance with such notice.

9. No Impairment. The Company shall not, by amendment of its certificate of incorporation or bylaws, or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities, or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed by it hereunder, but shall at all times in good faith assist in the carrying out of all the provisions of this Warrant and in the taking of all such action as may reasonably be requested by the Holder in order to protect the exercise rights of the Holder against dilution or other impairment, consistent with the tenor and purpose of this Warrant.

10. Representations, Warranties and Covenants of the Company. The Company hereby represents, covenants and agrees:

(a) This Warrant is, and any Warrant issued in substitution for or replacement of this Warrant shall be, upon issuance, duly authorized and validly issued.

(b) All Warrant Shares issuable pursuant to the terms hereof shall be, and the Company shall take all such actions as may be necessary or appropriate in order that such Warrant Shares are, upon issuance, validly issued, fully paid and non-assessable, issued without violation of any preemptive or similar rights, and free and clear of all taxes, liens and charges.

(c) The Company shall, at its own expense, (i) take all such actions as may be necessary or appropriate to ensure that (A) all Warrant Shares are issued without violation of any applicable law or governmental regulation or any requirements of any domestic securities exchange upon which Warrant Shares may be listed at the time of such exercise (except for official notice of issuance which shall be immediately delivered by the Company upon each such issuance), and (B) the Warrant Shares, immediately upon their issuance upon the exercise of the Warrants, will be listed on each securities exchange, if any, on which the Common Stock is then listed and (ii) obtain and keep effective any and all permits, consents and approvals of governmental agencies and authorities which may from time to time be required of the Company in order to satisfy its obligations hereunder.

(d) This Warrant is not inconsistent with the Company’s certificate of incorporation or bylaws, does not contravene any law or governmental rule, regulation or order, does not and will not contravene any provision of, or constitute a default under, any agreement or other instrument to which the Company is a party or by which it is bound, and constitutes a legal, valid and binding agreement of the Company, enforceable in accordance with its terms. The Company shall not amend its certificate of incorporation, bylaws or other organizational documents in any way (whether by merger or otherwise) that would (i) adversely affect the Warrantholder or the holders of Warrant Shares in any manner different from such amendment’s effect on the class of Common Stock taken as a whole, or (ii) result in a change in the Company’s organizational form.

11. Warrant Register. The Company shall keep and properly maintain at its principal executive offices books for the registration of the Warrant and any transfers thereof. The Company may deem and treat the Person in whose name the Warrant is registered on such register as the Holder thereof for all purposes, and the Company shall not be affected by any notice to the contrary, except any assignment, division, combination or other transfer of the Warrant effected in accordance with the provisions of this Warrant.

12. Participation in Corporate Distributions. The Company shall not declare, make or pay any dividend or other distribution, whether in cash, securities (other than Common Stock or Convertible Securities) or other property, with respect to its Common Stock or any Convertible Securities unless (a) an adjustment to the Exercise Price and the number of Warrant Shares is made with respect thereto pursuant to Section 4 above or (b) the Company concurrently makes a distribution to the Holder consisting of (i) the amount of cash, securities and property distributed with respect to each outstanding share of Common Stock (in the case of Convertible Securities, determined on an as converted basis) multiplied by (ii) the number of shares of Common Stock then issuable upon exercise of this Warrant.

13. Miscellaneous.

(a) Notices. All notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been given: (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); (c) on the date sent by facsimile or e-mail of a PDF document (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient; or (d) on the third day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the respective parties at the addresses indicated below (or at such other address for a party as shall be specified in a notice given in accordance with this Section 13(a)).

If to the Company:	SLS Breeze Holdings, Inc. 21300 Victory Blvd., 12th Floor Woodland Hills, CA 91367 Attention: Controller Fax No.: ### Email: ###

with a copy (which shall not constitute notice) to:	Silver Lake Sumeru Fund, L.P. 2775 Sand Hill Road, Suite 100 Menlo Park, CA 94025 Attention: Jason Babcoke Fax No.: ### Email: ###

and

Kirkland & Ellis LLP 555 California Street San Francisco, CA 94104 Attention: Christopher Kirkham Fax No.: ### Email: ###

If to the Holder:	c/o Tennenbaum Capital Partners, LLC 2951 28th Street, Suite 1000 Santa Monica, CA 90405 Attention: Asher Finci Fax No.: ### Email: ###

with a copy (which shall not constitute notice) to:	Proskauer Rose LLP 2049 Century Park East, Suite 3200 Los Angeles, CA 90067 Attention: Michael A. Woronoff Fax No.: ### Email: ###

(b) Expenses. The Company shall pay all out-of-pocket costs and expenses, including reasonable attorneys’ fees and fees, costs and expenses of accountants, advisors and consultants, incurred by the Holder and its counsel in connection with (i) any amendments, modifications or waivers of the provisions hereof, or (ii) any dispute or proceeding in respect to the enforcement of the Holder’s rights under this Warrant or the Purchase Agreement in which the Holder is the prevailing party.

(c) Cumulative Remedies. Except to the extent expressly provided in Section 7 to the contrary, the rights and remedies provided in this Warrant are cumulative and are not exclusive of, and are in addition to and not in substitution for, any other rights or remedies available at law, in equity or otherwise.

(d) Equitable Relief. Each of the Company and the Holder acknowledges that the rights of each party to consummate the transactions contemplated hereby are special, unique and of extraordinary character and that, in the event that any party violates or fails or refuses to perform any covenant or agreement made by it herein, the non-breaching party will (i) be without an adequate remedy at law and (ii) suffer irreparable damage. In the event that any party violates or fails or refuses to perform any covenant or agreement made by such party herein, the non-breaching party or parties may, subject to the terms hereof and in addition to any remedy at law for damages or other relief to which such party may be entitled, institute and prosecute an action in any court of competent jurisdiction to enforce specific performance of such covenant or agreement or seek any other injunctive or equitable relief, without posting any bond or other undertaking.

(e) Entire Agreement. This Warrant, together with the Purchase Agreement (including the exhibits thereto), constitutes the sole and entire agreement of the parties to this Warrant with respect to the subject matter contained herein, and supersedes all prior and contemporaneous understandings and agreements, both written and oral, with respect to such subject matter.

(f) Successor and Assigns. Whenever in this Warrant any of the parties hereto is referred to, such reference shall be deemed to include the permitted successors and assigns of such party; and all covenants, promises and agreements by or on behalf of the parties hereto that are contained in this Warrant shall bind and inure to the benefit of their respective successors and assigns. Such successors or permitted assigns of the Holder shall be deemed to be a Holder for all purposes hereunder. The Company shall not assign or delegate any of its rights or duties hereunder without the prior written consent of the Holder, and any attempted assignment without such consent shall be null and void.

(g) Headings. The headings in this Warrant are for reference only and shall not affect the interpretation of this Warrant.

(h) Amendment and Modification; Waiver. This Warrant may only be amended, modified or supplemented by an agreement in writing signed by each party hereto. No waiver by the Company or the Holder of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by the party so waiving. No waiver by any party shall operate or be construed as a waiver in respect of any failure, breach or default not expressly identified by such written waiver, whether of a similar or different character, and whether occurring before or after that waiver. No failure to exercise, or delay in exercising, any rights, remedy, power or privilege arising from this Warrant shall operate or be construed as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.

(i) Survival. The representations, warranties, covenants and conditions of the respective parties contained herein or made pursuant to this Warrant shall survive the execution and delivery of this Warrant.

(j) Severability. In the event any one or more of the provisions contained in this Warrant be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby (it being understood that the invalidity of a particular provision in a particular jurisdiction shall not in and of itself affect the validity of such provision in any other jurisdiction). The parties shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

(k) Governing Law. This Warrant shall be governed by and construed in accordance with the internal laws of the State of New York without giving effect to any choice or conflict of law provision or rule (whether of the State of New York or any other jurisdiction) that would cause the application of laws of any jurisdiction other than those of the State of New York.

(l) Submission to Jurisdiction. Any legal suit, action or proceeding arising out of or based upon this Warrant or the transactions contemplated hereby may be instituted in the federal courts of the United States of America or the courts of the State of New York in each case located in New York City, and each party irrevocably submits to the exclusive jurisdiction of such courts in any such suit, action or proceeding. Service of process, summons, notice or other document by certified or registered mail to such party’s address set forth herein shall be effective service of process for any suit, action or other proceeding brought in any such court. The parties irrevocably and unconditionally waive any objection to the laying of venue of any suit, action or any proceeding in such courts and irrevocably waive and agree not to plead or claim in any such court that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum. Each party irrevocably consents to service of process in the manner provided for notices in Section 13(a). Nothing herein will affect the right of any party to serve process in any other manner permitted by law.

(m) Waiver of Jury Trial. Each party acknowledges and agrees that any controversy that may arise under this Warrant is likely to involve complicated and difficult issues and, therefore, each such party irrevocably and unconditionally waives any right it may have to a trial by jury in respect of any legal action arising out of or relating to this Warrant or the transactions contemplated hereby.

(n) Counterparts. This Warrant may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Warrant delivered by facsimile, e-mail or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Warrant.

(o) No Strict Construction. This Warrant shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting an instrument or causing any instrument to be drafted.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Company has duly executed this Warrant on the Original Issue Date.

SLS BREEZE HOLDINGS, INC.

By:	/s/ Charles Best
Name:	Charles Best
Title:	Vice President, Chief
Financial Officer and Treasurer

[Signature Page to Warrant]

Accepted and agreed,

TENNENBAUM OPPORTUNITIES FUND VI, LLC

By: Tennenbaum Capital Partners, LLC
Its: Investment Manager

By:	/s/ Phil Tseng
Name:	Phil Tseng
Title:	Managing Director

[Signature Page to Warrant]

EXHIBIT A

EXERCISE AGREEMENT

To:

(1)	The undersigned Holder hereby elects to purchase shares of the Common Stock of SLS Breeze Holdings, Inc. (the “Company”), pursuant to the terms of the Warrant dated [ ], 2013 (the “Warrant”) between the Company and the Holder, and [tenders herewith a certified or official bank check in the amount consistent with Section 3(b)(i) of the Warrant] [elects the method of exercise set forth in Section 3(b)(ii) of the Warrant] [tenders herewith [•] pursuant to Section 3(b)(iii) of the Warrant].

(2)	Please issue a certificate or certificates representing said shares of Common Stock in the name of the undersigned or in such other name as is specified below.

(Name)

(Address)

HOLDER:

By:

Title:

Date:

EXHIBIT B

ASSIGNMENT

(To transfer or assign the foregoing Warrant execute this form and supply required information. Do not use this form to purchase shares.)

FOR VALUE RECEIVED, the foregoing Warrant and all rights evidenced thereby are hereby transferred and assigned to

(“The Transferee”)

whose address is

Dated:

Holder’s Signature:

Holder’s Address:

The transfer made pursuant hereto is made without recourse to the Holder and without representation or warranty express or implied by the Holder, except that the Holder represents and warrants to the Transferee that it is the legal owner of the interest in the Warrant being assigned hereby.

EXHIBIT C

FORM OF JOINDERS

EXHIBIT C-1

JOINDER AGREEMENT TO STOCKHOLDERS AGREEMENT

THIS JOINDER AGREEMENT (this “Joinder”) is being delivered to SLS Breeze Holdings, Inc., a Delaware corporation (the “Company”). Reference is made to the Stockholders Agreement, dated as of September 3, 2013, by and among the Company and certain stockholders of the Company from time to time party thereto (as amended, modified or restated from time to time, the “Agreement”). Capitalized terms used but not otherwise defined herein shall have the meaning set forth in the Agreement.

The undersigned hereby acknowledges and agrees that its signature below constitutes an executed counterpart signature page to the Agreement and hereby agrees to become a party to the Agreement and to be subject to, and bound by, all of the terms and conditions of the Agreement as an “Other Stockholder.”

IN WITNESS WHEREOF, the undersigned has executed this Joinder as of the date set forth below.

[ ]

By:
Name:
Its:

Date:

EXHIBIT C-2

JOINDER AGREEMENT TO REGISTRATION RIGHTS AGREEMENT

THIS JOINDER AGREEMENT (this “Joinder”) is being delivered to SLS Breeze Holdings, Inc., a Delaware corporation (the “Company”). Reference is made to the Registration Rights Agreement, dated as of September 3, 2013, by and among the Company and certain stockholders of the Company from time to time party thereto (as amended, modified or restated from time to time, the “Agreement”). Capitalized terms used but not otherwise defined herein shall have the meaning set forth in the Agreement.

The undersigned hereby acknowledges and agrees that its signature below constitutes an executed counterpart signature page to the Agreement and hereby agrees to become a party to the Agreement and to be subject to, and bound by, all of the terms and conditions of the Agreement as an “Other Stockholder.”

IN WITNESS WHEREOF, the undersigned has executed this Joinder as of the date set forth below.

[ ]

By:
Name:
Its:

Date: